EXHIBIT 3.2
                                 BYLAWS
                                   OF
                       LONE STAR INDUSTRIES, INC.
                                ARTICLE I
                              STOCKHOLDERS
     A.   Meetings.
     1. Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.
     2. Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.
     3. Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.
     4. Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.
     5. Voting Rights. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.


                                ARTICLE II

                                DIRECTORS

     A. Number and Term. The board of directors shall have authority to (i) determine the number of directors to constitute the board and (ii) fix the terms of office of the directors.
     B.  Meetings.
     1. Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.
     2. Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.
     3. Special Meetings. Special Meetings of the board of directors may be called by direction of the chairman or any two members of the board of directors on one days notice to each director, either personally or by mail, telegram or facsimile transmission.
     4. Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.
     5. Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.
     6. Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.


                                ARTICLE III

                                  OFFICERS

     A. Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.
     B. Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution,
(i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.


                               ARTICLE IV

                             INDEMNIFICATION

4.1  Actions, etc. other than by or in the right of the Company.
The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person of whom he or she was or is the legal representative, is or was a director, officer or member of a management committee of the Company, or is or was serving at the request of the Company as a director, officer or member of a management committee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. The indemnification shall be against charges, expenses (including attorneys' fees), judgments, liabilities, ERISA excise taxes, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

4.2 Actions, etc. by or in the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer or member of a management committee of the Company, or is or was serving at the request of the Company as a director, officer or member of a management committee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

4.3 Determination of Right to Indemnification. Any indemnification under Section 1 or 2 of this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer or member of a management committee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or 2 of this Article. This determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

4.4 Right to Indemnification. Notwithstanding the other provisions of this Article, to the extent that a director, officer or member of a management committee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

4.5 Prepaid Expenses. Expenses (including attorneys' fees) incurred by an officer, director or member of a management committee in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Article.

4.6 Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

4.7 Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or member of a management committee and shall inure to the benefit of the heirs, executors and administrators of such a person.

4.8 Insurance. Upon resolution passed by the board of directors, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or member of a management committee of the Company, or is or was serving at the request of the Company as a director, officer or member of a management committee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against the liability under the provisions of this Article.

4.9 Expenses as a Witness. To the extent any director, officer, employee or member of a management committee of the Company is by reason of such position, or a position with another entity at the request of the Company, a witness in any action, suit or proceeding, he shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

4.10  Pre-Merger Indemnification.  Notwithstanding the provisions of
Section 4.1 through 4.9 hereof, nothing in this Article IV shall derogate from the current or former directors', officers', employees' and agents' of the Company and its subsidiaries right to indemnification pursuant to the Bylaws as in existence prior to the effective time of the merger (the "Effective Time") of Level Acquisition Corp. with and into the Company for acts or omissions occurring prior to the Effective Time.


                                ARTICLE V

                     TRANSFER OF SHARE CERTIFICATES

     Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.


                                 ARTICLE VI

                                 AMENDMENTS

     These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.